EXHIBIT 5.1

Stradling Yocca Carlson & Rauth,

a Professional Corporation

Attorneys at Law

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

April 15, 2008

Maui Land & Pineapple Company, Inc.
120 Kane Street
P.O. Box 187
Kahului, Maui, HI 96733-6687

Re:  Maui Land & Pineapple Company, Inc., Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-3 (the “Registration Statement”) being filed by Maui Land & Pineapple Company, Inc., a Hawaii corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 517,242 shares of the Company’s Common Stock, no par value (the “Common Stock”), issued pursuant to the stock purchase agreement, dated as of March 12, 2007, between the Company and the investors named therein.  The shares of Common Stock may be offered for resale from time to time by and for the account of the selling stockholders as named in the Registration Statement.

We have reviewed the corporate actions of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that the shares of Common Stock covered by the Registration Statement have been duly authorized and validly issued, and are fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement, including any amendment thereto.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH

/s/ Stradling Yocca Carlson & Rauth